Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE, dated as of May 30, 2012 (this “Supplemental Indenture”), to the Indenture (defined below) among RTI INTERNATIONAL METALS, INC., an Ohio corporation (the “Company”), on behalf of itself and each of the Subsidiary Guarantors (the “Existing Subsidiary Guarantors”) under the Indenture, REI MEDICAL, INC., a Minnesota corporation (“Medical”), REMMELE ENGINEERING, INC., a Minnesota corporation (“Engineering” and, collectively with Medical, the “New Subsidiary Guarantors”), each a direct or indirect subsidiary of the Company, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as Trustee under the Indenture (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of December 14, 2010 (the “Base Indenture”), providing for the issuance from time to time of its Securities (as defined in the Base Indenture), to be issued in one or more series as therein provided;

WHEREAS, the Company has heretofore executed and delivered to the Trustee, pursuant to the terms of the Base Indenture, a Supplemental Indenture, dated as of December 14, 2010 (the “First Supplemental Indenture”, which together with the Base Indenture, the “Indenture”), providing for the establishment of a series of the Company’s Securities known as its 3.000% Convertible Senior Notes due 2015 (the “Notes”);

WHEREAS, the Company received gross proceeds, prior to expenses, of $230,000,000 from the sale of the Notes;

WHEREAS Section 10.02 of the First Supplemental Indenture provides that under certain circumstances the Company is required to cause the New Subsidiary Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Subsidiary Guarantors shall unconditionally guarantee all of the Company’s obligations under the Notes pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein;

WHEREAS, the New Subsidiary Guarantors acknowledge that the benefits received by the Company under the Indenture and from the sale of the Notes constitute adequate consideration for the obligations of the New Subsidiary Guarantors hereunder; and

WHEREAS pursuant to Section 10.01 of the Indenture, the Trustee, the Company and Existing Subsidiary Guarantors are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Subsidiary Guarantors, the Company, the Existing Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Definitions.

a. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

b. For all purposes of this Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Guarantee. The New Subsidiary Guarantors hereby agree, jointly and severally with all other Subsidiary Guarantors, to guarantee the Company’s obligations under the Securities on the terms and subject to the conditions set forth in Article 13 of the Base Indenture and to be bound by all other applicable provisions of the Indenture.

3. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Base Indenture, as supplemented by the First Supplemental Indenture, is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Base Indenture, as heretofore supplemented, in the manner and to the extent herein and therein provided. To the extent not expressly amended or modified by this Supplemental Indenture or the First Supplemental Indenture, the Base Indenture shall remain in full force and effect. If any provision of this Supplemental Indenture is inconsistent with any provision of the Base Indenture, as heretofore supplemented, the provision of this Supplemental Indenture shall control.

4. Application of Supplemental Indenture. The provisions of this Supplemental Indenture shall take effect immediately upon its execution in accordance with Section 10.04 of the Base Indenture.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE COMPANY, THE NEW SUBSIDIARY GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTION CONTEMPLATED HEREBY.

6. No Security Interest Created. Nothing in this Supplemental Indenture, expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.

7. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

8. Counterparts. This Supplemental Indenture may be executed in two or more counterparts, each of which shall be an original, which when so executed shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

9. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

RTI INTERNATIONAL METALS, INC., on behalf of itself and the Existing Subsidiary Guarantors

By:	/s/ William F. Strome
	Name:	William F. Strome
	Title:	Senior Vice President of Finance & Administration

REI MEDICAL, INC.

By:	/s/ Chad Whalen
	Name:	Chad Whalen
	Title:	Secretary

REMMELE ENGINEERING, INC.

By:	/s/ Chad Whalen
	Name:	Chad Whalen
	Title:	Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. as Trustee

By:	/s/ Lawrence M. Kusch
	Name:	Lawrence M. Kusch
	Title:	Vice President